EXHIBIT 10.1



                           May 8, 2002




Mr. Roger A Parker
DELTA PETROLEUM CORPORATION
475 Seventeenth St., Ste. 1400
Denver, CO  80202

Re: Simultaneous purchase and sale of undivided interests owned by Tipperary Oil & Gas Corporation ("TOGC") and by Delta Petroleum Corporation ("Delta")

Dear Mr. Parker:

     This letter sets forth the material terms of our agreement with respect to the simultaneous (a) sale by TOGC, and purchase by Delta, of all of TOGC's undivided interests in certain oil & gas leases and mineral interests covering lands in Jasper and Hardin Counties, Texas as more particularly described on Exhibit A hereto ("West Buna Field") and
(b) sale by Delta, and purchase by TOGC or its nominee, of all of Delta's undivided interests in certain Authorities to Prospect and Petroleum Leases covering lands in Queensland, Australia as more particularly described on Exhibit B hereto ("Queensland Properties", the West Buna Field and the Queensland Properties sometimes collectively referred to herein as the "Properties").

     1. TOGC will pay Delta an aggregate purchase price of USD $5,250,000.00 for all of Delta's undivided interests in the Queensland Properties, which shall be paid as follows: (a) total cash consideration of (USD) $4,800,000.00; and (b) 250,000 unregistered shares of Tipperary Corporation stock, which for purposes of this transaction shall be valued at USD $450,000.00 regardless of any change in the market price which may occur before Closing (as hereafter defined).

     2. Delta will pay TOGC a purchase price of USD $4,100,000.00 for all of TOGC's undivided interests in the West Buna Field.

     3. Both purchase and sale transactions shall be completed, and the purchase prices paid in full, at a single closing to take place no later than 10:00 o'clock a.m. on May 24, 2002, at TOGC's offices in Denver, Colorado or at such other location as the parties may agree ("Closing"). At the Closing TOGC and Delta shall each deliver to the other assignments, bills of sale and other conveyances ("Assignments") as may be reasonably necessary to convey the Queensland Properties and the West Buna Field under the laws of the jurisdiction in which each of the Properties are situated. The Assignments shall contain a special


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warranty of title obligating the assignor to defend the assignee against any liens or encumbrances arising by, through or under the assignor, but not otherwise and such additional terms and conditions as TOGC and Delta may mutually agree. The effective date of both transactions shall be April 1, 2002 for accounting purposes, except that Tipperary will assume actual unpaid billings and cash calls up to a maximum of $600,000 of payables to the joint accounts of the properties acquired.

     4. Upon Closing the assignee of each Property shall: (i) waive, release, remise, acquit and forever discharge, (ii) release and relinquish any right of contribution, reimbursement, indemnification, or other rights of a similar nature, (iii) assume all liability for, and
(iv) shall protect, defend, indemnify, and hold harmless, the assignor of that Property (together with the assignor's affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns) from and with respect to any and all Claims and Damages (including Corrective Action Costs (hereinafter defined), monitoring costs (including reasonable capital and operating costs), remediation studies, and natural resource damages) that may at any time arise on account of, or in any way arising out of, or in connection with: (I) the known or unknown environmental condition of the Queensland Properties or the West Buna Field, as the case may be, including any Releases (hereinafter defined), and (II) any violation of any administrative or judicial decision, statute, regulation or rule ("Law") relating to the protection of health or the environment, whether or not attributable to the assignor's activities or the activities of third parties, regardless of whether or not the assignor was or is aware of such activities, and regardless of whether or not the condition (including any Release) or violation occurred before or after the Closing.

          a. THE INDEMNIFICATION, RELEASE, WAIVER, AND ASSUMPTION PROVISIONS OF THIS SECTION APPLY REGARDLESS OF WHETHER THE ASSIGNOR (AND ITS AFFILIATES, AND THEIR SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS) CAUSED, IN WHOLE OR IN PART, AN INDEMNIFIED CLAIM OR DAMAGES, INCLUDING INDEMNIFIED CLAIMS ARISING OR RESULTING, IN WHOLE OR IN PART, FROM, OUT OF, OR IN CONNECTION WITH THE CONDITION OF THE ASSETS OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR FAULT OF THE ASSIGNOR OR ITS AFFILIATES AND THEIR SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS. THE PARTIES ACKNOWLEDGE THAT THIS PROVISION COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

          b. As used in this Agreement, the following definitions shall apply:

               (i) "Hazardous Substances" means any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any Law relating to the protection of health or the environment of the jurisdiction in which each of the Properties is situated (which Laws include, without limitation, the Federal Resource Conservation and


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Recovery Act of 1976; Federal Comprehensive Environmental Response,
Compensation, and Liability Act of 1980; the Superfund Amendment and Reauthorization Act of 1986; Federal Clean Air Act; Federal Clean Water Act; Federal Water Pollution Control Act; Federal Insecticide, Fungicide, and Rodenticide Act; and similar state Laws in effect as of the relevant dates, as such Laws were or are amended from time to time).

               (ii) "Releases" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, placing, releasing, escaping, leaching, dumping or disposing of Hazardous Substances or non-hazardous substances (to the extent the Law requires the removal of the same) into the atmosphere, soil, surface water, subsurface strata, groundwater, or otherwise into the environment, including the abandonment or discarding of barrels, containers, tanks, or other receptacles containing or previously containing Hazardous Substances.

               (iii) "Corrective Action" means, to the extent required by Law, any expenditures or activities taken to monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate a Release at, from, or emanating to either of the Properties.

               (iv) "Corrective Action Costs" includes any and all: (A) costs or expenses that arise directly from or in connection with the performance of Corrective Action, including removal, remediation or cleanup costs, site investigation and assessment costs, consultants costs, attorneys fees and expert fees, government oversight and response costs, penalties, liens, interests, fines, assessments, and charges, and
(B) any payment of any third party Claims or Damages (including any federal, state or local government agency) arising out of or relating to a Release at or from either of the Properties.

     5. As partial consideration for this agreement, TOGC and Delta represent and warrant to the other, as of the date of this agreement and the Closing date, as follows:

          a. TOGC represents and warrants to Delta that (i) it has the full right, power and authority to convey the West Buna Field to Delta as contemplated hereby; (ii) the West Buna Field is not burdened by any liens or similar encumbrances; and (iii) to the best of TOGC's knowledge, all of the oil and gas leases composing the West Buna Field are valid and subsisting and are presently in force according to their respective terms.

          b. Delta represents and warrants to TOGC that (i) it has the full right, power and authority to convey the Queensland Property to TOGC as contemplated hereby; (ii) the Queensland Property is not burdened by any liens or similar encumbrances; and (iii) to the best of Delta's knowledge, all of the Authorities to Prospect and Petroleum Leases composing the Queensland Properties, are valid and subsisting and are presently in force according to their respective terms.


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     THE PARTIES ACKNOWLEDGE THAT THE FOREGOING REPRESENTATIONS AND
     WARRANTIES AND THE SPECIAL WARRANTY OF TITLE TO BE INCLUDED IN THE ASSIGNMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITING THE FOREGOING, EACH OF THE PROPERTIES WILL BE CONVEYED: (1) "AS IS" "WHERE IS" AND "SUBJECT TO ALL FAULTS": (2) WITHOUT ANY OTHER REPRESENTATION OR WARRANTY WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE: AND (3) EXCEPT THE SPECIAL WARRANTY OF TITLE, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY WHATSOEVER.

     6. TOGC and Delta shall cooperate with each other, and act in good faith, to amend, supplement and restate this agreement with purchase and sale agreements containing such terms and conditions as each of the parties may reasonably agree.

     7. Each party's obligation to sell and purchase the other party's property as provided in this agreement is conditioned on a simultaneous closing at which TOGC conveys the West Buna Field to Delta, and Delta conveys the Queensland Properties to TOGA, as provided herein.

          a. Neither party shall during the period before Closing, directly or indirectly through its affiliates: (i) encourage, initiate, publicly or privately list, or solicit any inquires, offers, proposals or any other communications from any third person relating to the Property it has agreed to sell to the other party pursuant to this agreement, including any acquisition or other transaction structured as a consolidation, merger or exchange of equity interests; (ii) encourage, permit, participate in or support any agreements, communications, discussions or negotiations with, or any deliveries, disclosures or transfers of any information to, any third person relating to the Property it has agreed to sell to the other party pursuant to this agreement, including any acquisition or other transaction structured as a consolidation, merger or exchange of equity interests; or (iii) agree to, conditionally commit to, or execute and deliver (or offer to execute and deliver) any agreements which would in any way diminish, impair, interfere with or negate the other party's acquisition, exploration, development, ownership or enjoyment and use of the Property it has agreed to sell to the other party pursuant to this agreement.

          b. If either party fails or refuses to sell and convey the Property they currently own, or purchase and accept the Property that the other party currently owns, the other party shall have the right to either: (i) obtain specific performance of the other party's agreement to deliver the Assignment the Property it agreed to sell and convey hereunder or (ii) terminate this agreement, whereupon neither party shall have any further obligation to the other with respect to their Property or this agreement.


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     8.  Confidentiality. (a) The terms of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or otherwise obtained in connection with the performance of this Agreement (collectively, "Information") shall be the exclusive property of the parties, shall be treated as confidential, and except as provided in subsection (b), shall not be disclosed to any third party or the public without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          (b) The confidentiality obligations of subsection (a) shall not apply to:

               (i) Information that at the time of disclosure by one party to the other was developed by the other party and was already in its possession, provided that it provides competent evidence of its possession of such Information within two (2) days following its disclosure to it by the other party;

               (ii) Information that at the time of disclosure by one party to the other was in the public domain or which after disclosure becomes a part of the public domain through no action or failure to act on the part of the other party; or

               (iii) Information that at the time of disclosure was or is thereafter lawfully acquired by the other party from a source other than the disclosing party, provided such source was not under an obligation of confidence with respect thereto, and provided further that the other party provides competent evidence of his possession of such Information within two (2) days following its disclosure to him by the disclosing party.

               (iv) A disclosure to any of the following; provided however, that in any case to which this subsection is applicable, the disclosing party shall give notice to the other party concurrently with the making of such disclosure and, as to any disclosure pursuant to this subsection, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed.

                    (A) To an affiliate, legal or financial advisor, consultant, or contractor that has a bona fide need to be informed;

                    (B) To any third party to whom the disclosing party contemplates a transfer of all or any part of its interest; or

                    (C) To a governmental agency, or to the public which the disclosing party believes in good faith is required by pertinent Laws or the rules of any stock exchange or securities regulatory authority. The text of a stock exchange announcement shall be communicated to the other party prior to its release and in time to enable the other party to comment thereon, unless upon advice of counsel there is insufficient time to await comment from the other party; otherwise, the disclosing party shall give due consideration to comments received.


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          (c)  If a party asserts that information is not subject to the confidentiality obligations hereof, it shall have the burden of proof of substantiating such assertion.

          (d) The provisions of this Section shall apply for so long thereafter as the Information remains confidential or proprietary.

          (e) Each party agrees that if it breaches its confidentiality obligations, the other party would be irreparably damaged and any remedy at law may be inadequate, and therefore, without limiting (and in addition to) any other remedy available at law or in equity, an injunction, specific performance, or other forms of equitable relief or any combination thereof shall be available to the other party to the fullest extent permitted by law. The parties do not intend that this provision regarding remedies be construed as a limitation on the nature of the rights and remedies to which they may be entitled under this Agreement with respect to a breach of other provisions of this Agreement.

     This agreement will be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute the same agreement.

     Your signature as provided below shall constitute your agreement to the terms set forth herein.

                             Very Truly Yours,


                             /s/ David L. Bradshaw
                             David L. Bradshaw
                             President. Tipperary Oil & Gas Corporation

AGREED TO:


/s/ Roger A. Parker
Roger A. Parker
President, Delta Petroleum Corporation


Date:  May 8, 2002


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                             Exhibit A
                          West Buna Field

                             {To Come}


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                             Exhibit B
                       Queensland Properties



All undivided interests in all Authorities to Prospect and Petroleum Leases issued by the State of Queensland, Australia that are owned legally, equitably or beneficially by Delta and cover lands in Queensland, Australia including, without limitation: (1) Authorities to Prospect 526, 592, 606, 623, 631 and 701; and (2) Any and all Petroleum Leases issued covering lands excised from these ATP's.